Exhibit (a)(4)

Item 13(a)(4):

On June 20, 2018, the Board of Trustees for Innovator ETFs Trust II (“Trust II”) (formerly Elkhorn ETF Trust) selected Cohen & Company, Ltd (“Cohen”) as the independent registered public accounting firm of Trust II and the auditors of Innovator Lunt Low Vol/High Beta ETF (“LVHB”), a series of Trust II for the fiscal year ending September 30, 2018. During the period from October 19, 2016 (commencement of operations) through September 30, 2017, neither Trust II nor anyone on their behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Trust II’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said item 304).

Grant Thornton LLP (“GT”) resigned as the Trust II independent registered public accounting firm upon completion of the March 31, 2018 audit of Innovator S&P Investment Grade Preferred ETF (a series of Trust II). During the period from October 19, 2016 (commencement of operations) through September 30, 2017, GT reports on LVHB financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from October 19, 2016 (commencement of operations) through September 30, 2017, there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements of LVHB for such period. During the period from October 19, 2016 (commencement of operations) through September 30, 2017 and the year ended September 30, 2018, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

Trust II has requested that GT furnish it with a letter addressed to the Securities and Exchange Commission stating whether GT agrees with the statements contained above. A copy of the letter from GT to the Securities and Exchange Commission is filed as an exhibit hereto.

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January 8, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

RE: Innovator ETFs Trust II
File No. 811-22926

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Innovator Lunt Low Vol/High Beta ETF (one of the funds contained within Innovator ETFs Trust II (formerly Elkhorn ETF Trust)) dated January 8, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP

GT.COM

U.S. member firm of Grant Thornton International Ltd